N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS
-- 2015 diluted earnings per share of $2.89; $3.03 excluding $0.14 of Health Net merger related expenses --
-- Premium and service revenues increased 36% year over year --

ST. LOUIS, MISSOURI (February 9, 2016) -- Centene Corporation (NYSE: CNC) today announced its financial results for the fourth quarter and year ended December 31, 2015, which are consistent with the results provided in our press release dated January 26, 2016.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

2015 Results
	Q4	Full Year
Premium and Service Revenues (in millions)	$5,857	$21,265
Consolidated Health Benefits Ratio	88.0%	88.9%
General & Administrative expense ratio excluding Health Net merger related expenses	8.7%	8.5%
Diluted earnings per share (EPS)	$0.91	$2.89
Diluted EPS excluding Health Net merger related expenses	$0.95	$3.03
Total cash flow from operations (in millions)	$201	$658

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "2015 marked another year of growth and accomplishment for Centene - capped off by an especially strong fourth quarter.  We look forward to closing our Health Net acquisition and maintaining this positive momentum in 2016 and beyond."

Fourth Quarter and Full Year Highlights

•	December 31, 2015 managed care membership of 5.1 million, an increase of over 1.0 million members, or 26% over 2014.

•
Premium and service revenues for the fourth quarter of $5.9 billion, representing 33% growth compared to the fourth quarter of 2014 and $21.3 billion for the full year 2015, representing 36% growth year over year.

•	Health Benefits Ratio of 88.0% for the fourth quarter of 2015, compared to 89.3% in the fourth quarter of 2014 and 88.9% for the full year 2015 compared to 89.3% for the full year 2014.

•
General and Administrative expense ratio excluding Health Net merger related expenses of 8.7% for the fourth quarter of 2015, compared to 8.2% in the fourth quarter of 2014 and 8.5% for the full year 2015 compared to 8.4% for 2014.

•	Operating cash flow of $201 million and $658 million for the fourth quarter and full year of 2015, respectively, representing 1.8 times net earnings for both periods.

•
Diluted EPS for the fourth quarter of 2015 of $0.91, or $0.95 excluding $0.04 of diluted EPS associated with Health Net merger related expenses, compared to $0.87 in 2014, or $0.63 when excluding a $0.24 benefit for recording the health insurer fee reimbursement for Texas for all of 2014 in the fourth quarter.

Other Events

•
In February 2016, our Nebraska subsidiary, Nebraska Total Care, was recommended by the Nebraska Department of Health and Human Services’ Division of Medicaid and Long-Term Care as one of three managed care organizations to administer its new Heritage Health program for Medicaid and CHIP enrollees. The contract is expected to commence in the first quarter of 2017, pending regulatory approvals.

•
In February 2016, Centurion of Florida, LLC reached a formal agreement to provide correctional healthcare services for the Florida Department of Corrections in Regions 1, 2 and 3. The contract is expected to commence in the second quarter of 2016.

•
In January 2016, the Company announced the pricing of an offering by its a wholly owned subsidiary, Centene Escrow Corporation (Escrow Issuer), of $1.4 billion of 5.625% Senior Notes due 2021 at par and $1.0 billion of 6.125% Senior Notes due 2024 at par. The Company intends to use the net proceeds of the offering, along with borrowings under the revolving credit facility and cash on hand, to fund the cash consideration for the Health Net merger, to pay merger and offering related fees and expenses, and for general corporate purposes. The proceeds of the debt issuance will be held in escrow until the closing of the Health Net merger. If the Health Net merger is not consummated, the Escrow Issuer will be required to redeem each series of Notes at a redemption price equal to 100% of the principal amount of such series of Notes, plus accrued and unpaid interest to the redemption date.

•	In January 2016, the governor of Louisiana signed an executive order to expand Medicaid coverage under the Affordable Care Act by July 1, 2016.

•	In December 2015, our Louisiana subsidiary, Louisiana Healthcare Connections, began operating under an expanded contract to include behavioral health benefits.

•	In December 2015, our Mississippi subsidiary, Magnolia Health, began operating under an expanded contract to include the inpatient benefit for Medicaid and ABD members.

Accreditations & Awards

•
In January 2016, our Arkansas subsidiary, Arkansas Health & Wellness Solutions, received Accreditation from the National Committee for Quality Assurance for its Health Insurance Marketplace Exchange plan, Ambetter of Arkansas.

•
In December 2015, two of our subsidiaries were recognized for their programs by the Medicaid Health Plans of America. U.S. Medical Management received the Long Term Services and Supports Award for their Home-Based Primary Care Program, and our Ohio subsidiary, Buckeye Health Plan, received the Maternal Health Award for their Addiction in Pregnancy Program.

•
In November 2015, Centene and Cenpatico received national recognition by Modern Healthcare and Advertising Age for their anti-bullying campaign, "No Bullying Zone." The companies received the Gold Award for Community Outreach Campaign of the Year at Modern Healthcare's Marketing Impact Awards.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	December 31,
	2015	2014
Arizona	440,900	204,000
Arkansas	41,900	38,400
California	186,000	163,900
Florida	510,400	425,700
Georgia	408,600	389,100
Illinois	207,500	87,800
Indiana	282,100	197,700
Kansas	141,000	143,300
Louisiana	381,900	152,900
Massachusetts	61,500	48,400
Michigan	4,800	—
Minnesota	9,600	9,500
Mississippi	302,200	108,700
Missouri	95,100	71,000
New Hampshire	71,400	62,700
Ohio	302,700	280,100
Oregon	98,700	—
South Carolina	104,000	109,700
Tennessee	20,000	21,000
Texas	983,100	971,000
Vermont	1,700	—
Washington	209,400	194,400
Wisconsin	77,100	83,200
Total at-risk membership	4,941,600	3,762,500
Non-risk membership	166,300	298,400
Total	5,107,900	4,060,900

At December 31, 2015, the Company served 449,000 members in Medicaid expansion programs in eight states compared to 201,300 members at December 31, 2014 in six states, included in the table above.

The following table sets forth our membership by line of business:

	December 31,
	2015	2014
Medicaid	3,497,500	2,754,900
CHIP & Foster Care	260,900	222,700
ABD, Medicare & Duals	446,000	392,700
Long Term Care (LTC)	75,000	60,800
Health Insurance Marketplaces	146,100	74,500
Hybrid Programs [1]	—	18,900
Behavioral Health	456,800	197,000
Correctional Healthcare Services	59,300	41,000
Total at-risk membership	4,941,600	3,762,500
Non-risk membership	166,300	298,400
Total	5,107,900	4,060,900

1 In February 2015, hybrid programs were converted to Medicaid expansion contracts.

The following table identifies our dual-eligible membership by line of business. The membership tables above include these members.

	December 31,
	2015	2014
ABD	112,300	118,300
LTC	55,100	35,900
Medicare	11,100	7,200
Medicaid / Medicare Duals	26,300	3,200
Total	204,800	164,600

The reduction in ABD is the result of members transitioning to Medicaid / Medicare Duals.

Statement of Operations: Three Months Ended December 31, 2015

•
For the fourth quarter of 2015, Premium and Service Revenues increased 33% to $5.9 billion from $4.4 billion in the fourth quarter of 2014. The increase was primarily a result of the impact from expansions, acquisitions or new programs in many of our states.

•
Consolidated HBR of 88.0% for the fourth quarter of 2015 represents a decrease from 89.3% in the comparable period in 2014 and a decrease from 89.0% in the third quarter of 2015. The year over year HBR decrease is primarily attributable to improvement in the overall HBR for higher acuity membership, premium rate increases and a milder flu season in the fourth quarter of this year. Sequentially, consolidated HBR decreased from 89.0% in the third quarter of 2015, reflecting rate increases and adjustments received during the third and fourth quarters.

•	The following table compares the results for new business and existing business for the quarters ended December 31:

	2015	2014
Premium and Service Revenue
New business	20%	30%
Existing business	80%	70%

HBR
New business	88.2%	89.4%
Existing business	88.0%	89.2%

◦	The new business HBR decreased compared to last year primarily due to the movement of the Florida LTC and MMA business, which operated at a higher HBR, into existing business.

•
Consolidated G&A expense ratio for the fourth quarter of 2015 was 8.8%, compared to 8.2% in the prior year. The G&A ratio for the three months ended December 31, 2015 was 8.7% excluding the impact of the Health Net merger related expenses. The increase over the prior year is primarily related to the expansion of our Health Insurance Marketplace business which operates at a higher G&A ratio and incurred higher open enrollment costs in the fourth quarter of the current year.

•
Diluted earnings per share for the fourth quarter of 2015 of $0.91, or $0.95 excluding $0.04 of diluted EPS associated with Health Net merger related expenses. This compares to diluted EPS for the fourth quarter of 2014 of $0.87, or $0.63 when excluding a $0.24 benefit for recording the health insurer fee reimbursement for Texas for all of 2014 in the fourth quarter.

Statement of Operations: Year Ended December 31, 2015

•
Premium and service revenues increased 36% in the year ended December 31, 2015 over the corresponding period in 2014 primarily as a result of the impact from expansions or new programs in many of our states, particularly, Florida, Illinois, Indiana, Louisiana, Mississippi, Ohio and Texas.

•
The consolidated HBR for the year ended December 31, 2015 was 88.9%, a decrease of 40 basis points over the comparable period in 2014. The decrease compared to last year is primarily attributable to improvement in medical expense in the high acuity populations (LTC/MMP) and membership growth in Medicaid expansion programs and Health Insurance Marketplace, which operate at a lower HBR than traditional Medicaid businesses.

•
The consolidated G&A expense ratio excluding the Health Net merger expenses for the year ended December 31, 2015 was 8.5% compared to 8.4% in 2014. The increase over prior year is primarily related to the expansion of our Health Insurance Marketplace business which operates at a higher G&A ratio and incurred higher open enrollment costs in the fourth quarter of the current year.

•
Diluted earnings per share of $2.89, or $3.03 excluding $0.14 of diluted EPS associated with Health Net merger related expenses. This compares to diluted EPS for the year ended December 31, 2014 of $2.23.

Balance Sheet and Cash Flow

At December 31, 2015, the Company had cash, investments and restricted deposits of $4.0 billion, including $78 million held by its unregulated entities. Medical claims liabilities totaled $2.3 billion. The Company's days in claims payable was 44.3. Total debt was $1.2 billion, which includes $225 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 34.7% at December 31, 2015, excluding the $67 million non-recourse mortgage note.

Cash flow from operations for the three months ended December 31, 2015, was $201 million, or 1.8 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2015	44.5
Timing of claim payments	(0.2)
Days in claims payable, December 31, 2015	44.3

Outlook

For 2016 guidance purposes, the Company is providing combined guidance for Centene and Health Net and has adjusted the guidance to assume the Health Net transaction closes on March 1, 2016. The Health Net transaction remains subject to California regulatory approval and the Company continues to expect the transaction to close early in 2016. The guidance amounts are subject to adjustment, dependent on the actual closing date. The table below depicts the Company's annual guidance for 2016.

	Full Year 2016
	Low	High
Total Revenues (in billions)	$40.0	$40.8
GAAP diluted EPS	$2.80	$3.15
Adjusted diluted EPS[1]	$4.05	$4.40

1Adjusted earnings per diluted share excludes approximately $0.70 to $0.75 per diluted share of Health Net merger related expenses and total intangible amortization associated with acquisitions of $0.50 to $0.55 per diluted share.

The guidance in the table above includes the recently announced Centurion contract in Florida.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 9, 2016, at 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2015, and to discuss its business outlook.  Michael Neidorff, William Scheffel and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6577 from abroad, including the following Elite Entry Number: 1765464 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 9, 2017, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Tuesday, February 16, 2016, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10078696.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended December 31, 2015" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's, Health Net's, or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's or Health Net's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions. including our proposed merger with Health Net (Proposed Merger); inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our or Health Net's managed care contracts by federal or state governments (including but not limited to Medicare and Medicaid); the outcome of our or Health Net's pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and changes in economic, political and market conditions; the ultimate closing date of the Proposed Merger; the possibility that the expected synergies and value creation from the Proposed Merger will not be realized, or will not be realized with the expected time period; the risk that acquired businesses will not be integrated successfully; disruption from the Proposed Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs related to the Proposed Merger will be incurred; and the possibility that the Proposed Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions thereto as well as those factors disclosed in the Company's publicly filed documents.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,760	$1,610
Premium and related receivables	1,279	912
Short term investments	176	177
Other current assets	390	252
Total current assets	3,605	2,951
Long term investments	1,927	1,280
Restricted deposits	115	100
Property, software and equipment, net	518	445
Goodwill	842	754
Intangible assets, net	155	120
Other long term assets	177	174
Total assets	$7,339	$5,824
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$2,298	$1,723
Accounts payable and accrued expenses	976	768
Return of premium payable	207	236
Unearned revenue	143	168
Current portion of long term debt	5	5
Total current liabilities	3,629	2,900
Long term debt	1,216	874
Other long term liabilities	170	159
Total liabilities	5,015	3,933
Commitments and contingencies
Redeemable noncontrolling interest	156	148
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, $.001 par value; authorized 400,000,000 shares; 126,855,477 issued and 120,342,981 outstanding at December 31, 2015, and 124,274,864 issued and 118,433,416 outstanding at December 31, 2014	—	—
Additional paid-in capital	956	840
Accumulated other comprehensive loss	(10)	(1)
Retained earnings	1,358	1,003
Treasury stock, at cost (6,512,496 and 5,841,448 shares, respectively)	(147)	(98)
Total Centene stockholders’ equity	2,157	1,744
Noncontrolling interest	11	(1)
Total stockholders’ equity	2,168	1,743
Total liabilities and stockholders’ equity	$7,339	$5,824

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Premium	$5,415	$4,016	$19,389	$14,198
Service	442	399	1,876	1,469
Premium and service revenues	5,857	4,415	21,265	15,667
Premium tax and health insurer fee	445	310	1,495	893
Total revenues	6,302	4,725	22,760	16,560
Expenses:
Medical costs	4,767	3,585	17,242	12,678
Cost of services	387	345	1,621	1,280
General and administrative expenses	517	364	1,826	1,314
Premium tax expense	357	206	1,151	698
Health insurer fee expense	54	31	215	126
Total operating expenses	6,082	4,531	22,055	16,096
Earnings from operations	220	194	705	464
Other income (expense):
Investment and other income	8	10	35	28
Interest expense	(11)	(10)	(43)	(35)
Earnings from continuing operations, before income tax expense	217	194	697	457
Income tax expense	105	90	339	196
Earnings from continuing operations, net of income tax expense	112	104	358	261
Discontinued operations, net of income tax expense (benefit) of $0, $0, $(1), and $1, respectively	(1)	1	(1)	3
Net earnings	111	105	357	264
(Earnings) loss attributable to noncontrolling interests	—	2	(2)	7
Net earnings attributable to Centene Corporation	$111	$107	$355	$271

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$112	$106	$356	$268
Discontinued operations, net of income tax expense (benefit)	(1)	1	(1)	3
Net earnings	$111	$107	$355	$271

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.94	$0.90	$2.99	$2.30
Discontinued operations	(0.01)	0.01	(0.01)	0.03
Basic earnings per common share	$0.93	$0.91	$2.98	$2.33

Diluted:
Continuing operations	$0.91	$0.87	$2.89	$2.23
Discontinued operations	(0.01)	0.01	(0.01)	0.02
Diluted earnings per common share	$0.90	$0.88	$2.88	$2.25

Weighted average number of common shares outstanding:
Basic	119,486,183	117,632,012	119,100,744	116,345,764
Diluted	123,350,506	121,715,786	123,066,370	120,360,212

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$357	$264
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	111	89
Stock compensation expense	71	48
Deferred income taxes	(17)	(42)
Gain on contingent consideration	(44)	—
Goodwill and intangible adjustment	38	—
Changes in assets and liabilities
Premium and related receivables	(360)	(463)
Other current assets	(96)	(5)
Other assets	(9)	(8)
Medical claims liabilities	536	609
Unearned revenue	(27)	129
Accounts payable and accrued expenses	39	506
Other long term liabilities	51	89
Other operating activities	8	7
Net cash provided by operating activities	658	1,223
Cash flows from investing activities:
Capital expenditures	(150)	(103)
Purchases of investments	(1,321)	(1,015)
Sales and maturities of investments	669	406
Proceeds from asset sale	7	—
Investments in acquisitions, net of cash acquired	(18)	(136)
Net cash used in investing activities	(813)	(848)
Cash flows from financing activities:
Proceeds from exercise of stock options	13	8
Proceeds from borrowings	1,925	1,875
Payment of long term debt	(1,583)	(1,674)
Excess tax benefits from stock compensation	25	19
Common stock repurchases	(53)	(29)
Contribution from noncontrolling interest	11	6
Debt issue costs	(4)	(7)
Payment of contingent consideration obligation	(29)	—
Net cash provided by financing activities	305	198
Effect of exchange rate changes on cash and cash equivalents	—	(1)
Net increase in cash and cash equivalents	150	572
Cash and cash equivalents, beginning of period	1,610	1,038
Cash and cash equivalents, end of period	$1,760	$1,610
Supplemental disclosures of cash flow information:
Interest paid	$55	$40
Income taxes paid	$328	$237
Equity issued in connection with acquisitions	$12	$190

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q4	Q3	Q2	Q1	Q4
	2015	2015	2015	2015	2014
MANAGED CARE MEMBERSHIP
Arizona	440,900	223,600	210,900	202,200	204,000
Arkansas	41,900	40,900	45,400	43,200	38,400
California	186,000	183,900	178,700	171,200	163,900
Florida	510,400	486,500	470,300	463,100	425,700
Georgia	408,600	406,700	405,000	405,600	389,100
Illinois	207,500	211,300	209,100	184,800	87,800
Indiana	282,100	276,700	250,400	227,700	197,700
Kansas	141,000	137,500	143,000	143,700	143,300
Louisiana	381,900	358,800	358,900	359,500	152,900
Massachusetts	61,500	63,700	61,500	64,500	48,400
Michigan	4,800	6,600	2,700	—	—
Minnesota	9,600	9,400	10,900	9,500	9,500
Mississippi	302,200	301,000	250,600	141,900	108,700
Missouri	95,100	88,400	82,600	75,600	71,000
New Hampshire	71,400	71,900	70,800	67,500	62,700
Ohio	302,700	308,100	287,100	296,000	280,100
Oregon	98,700	99,800	—	—	—
South Carolina	104,000	104,800	112,600	106,000	109,700
Tennessee	20,000	20,200	21,400	20,800	21,000
Texas	983,100	976,500	969,700	974,900	971,000
Vermont	1,700	1,500	2,800	1,600	—
Washington	209,400	208,600	214,100	207,100	194,400
Wisconsin	77,100	78,100	78,600	82,100	83,200
Total at-risk membership	4,941,600	4,664,500	4,437,100	4,248,500	3,762,500
Non-risk membership	166,300	169,900	176,600	153,200	298,400
TOTAL	5,107,900	4,834,400	4,613,700	4,401,700	4,060,900

Medicaid	3,497,500	3,469,800	3,300,600	3,133,900	2,754,900
CHIP & Foster Care	260,900	245,200	230,500	233,600	222,700
ABD, Medicare & Duals	446,000	444,100	414,300	410,400	392,700
LTC	75,000	73,800	72,800	71,200	60,800
Health Insurance Marketplaces	146,100	155,600	167,400	161,700	74,500
Hybrid Programs	—	—	—	—	18,900
Behavioral Health	456,800	216,700	203,900	195,100	197,000
Correctional Healthcare Services	59,300	59,300	47,600	42,600	41,000
Total at-risk membership	4,941,600	4,664,500	4,437,100	4,248,500	3,762,500
Non-risk membership	166,300	169,900	176,600	153,200	298,400
TOTAL	5,107,900	4,834,400	4,613,700	4,401,700	4,060,900

REVENUE PER MEMBER PER MONTH(a)	$365	$361	$356	$349	$360

CLAIMS(a)
Period-end inventory	1,294,159	1,564,000	1,501,600	1,217,000	1,086,600
Average inventory	1,054,281	989,300	946,500	841,000	806,000
Period-end inventory per member	0.27	0.34	0.34	0.29	0.29
(a) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	18,200	17,100	15,800	14,800	13,400

	Q4	Q3	Q2	Q1	Q4
	2015	2015	2015	2015	2014

DAYS IN CLAIMS PAYABLE (b)	44.3	44.5	45.5	45.5	44.2
(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$3,900	$3,834	$3,667	$3,345	$3,082
Unregulated	78	91	82	97	85
TOTAL	$3,978	$3,925	$3,749	$3,442	$3,167

DEBT TO CAPITALIZATION	36.0%	38.4%	37.1%	38.0%	33.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(c)	34.7%	37.1%	35.7%	36.6%	31.7%
(c) The non-recourse debt represents the Company's mortgage note payable ($67 million at December 31, 2015).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
Operating Ratios:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & Health Insurance Marketplaces	85.2%	86.9%	86.0%	86.3%
ABD, LTC & Medicare	91.8	92.3	92.9	93.5
Specialty Services	86.2	87.2	85.8	85.5
Total	88.0	89.3	88.9	89.3

Total General & Administrative Expense Ratio	8.8%	8.2%	8.6%	8.4%
MEDICAL CLAIMS LIABILITY (In millions)
The changes in medical claims liability are summarized as follows:

Balance, December 31, 2014	$1,723
Acquisitions	79
Incurred related to:
Current period	17,471
Prior period	(229)
Total incurred	17,242
Paid related to:
Current period	15,279
Prior period	1,467
Total paid	16,746
Balance, December 31, 2015	$2,298
Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other return of premium programs, approximately $47 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.
The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2014 and prior.